Exhibit 99.1
RedEnvelope, Inc. Reports Fourth Quarter and
Full Year Fiscal 2006 Results
SAN FRANCISCO, CA (May 16, 2006) – RedEnvelope, Inc. (NASDAQ: REDE) today reported financial results for the fourth quarter and fiscal year ended April 2, 2006.
Net revenues for the 13-week fiscal fourth quarter of 2006 were $22.0 million, compared to $22.2 million recorded in the 14-week fourth quarter of fiscal 2005. Fiscal year 2005 included 53 weeks, with the extra week included in the Company’s fourth quarter. In addition, the fiscal fourth quarter of 2005 included approximately $1.5 million in net revenues related to the shipment and delivery of fiscal third quarter 2005 orders that were delayed due to extreme weather conditions and recognized in the fourth fiscal quarter of 2005. Net loss was $(4.5) million, or $(0.49) per diluted share, compared to a net loss of $(3.1) million, or $(0.35) per diluted share in the fourth quarter of fiscal year 2005. The fourth quarter of fiscal 2006 included approximately $1.5 million in leadership transition costs.
For the 52 weeks ended April 2, 2006, net revenues were $113.2 million, compared to $101.4 million recorded in the 53 weeks ended April 3, 2005. Net loss for fiscal year 2006 was $(5.6) million, or $(0.62) per diluted share, compared to a net loss of $(5.2) million, or $(0.59) per diluted share, in the prior year.
“We are pleased with the growth of the business in fiscal 2006, but disappointed that we did not reach profitability,” said Ken Constable, President and Chief Executive Officer. “However, we believe our brand is strong, our business model is sound and our management team is experienced and confident. Our long-term outlook is positive, and we are committed to revitalizing and profitably growing our business.
“In fiscal 2007, we currently intend to focus our strategic attention on the relationship-building essence of gift-giving, simplify our business, and execute with excellence,” Mr. Constable continued, “With this focus, we currently expect to achieve profitability in fiscal 2007, before accounting for stock option expensing.
“Specifically, we plan to focus on helping our predominantly female customers celebrate and nurture their most important relationships with unique gifts and unequalled gift-giving experiences. We are also creating a culture of increased accountability within the Company by implementing a more disciplined approach to financial and operations management. By planning for moderate growth in fiscal 2007 and building a strong and profitable foundation for the business, we currently believe that we will be in a position to deliver sustainable, profitable and accelerated growth commencing in fiscal 2008.”
Fiscal 2006 Business Highlights
•	Net revenues per order grew to approximately $79 compared to approximately $78 in fiscal 2005
•	Approximately 1.4 million orders shipped, an increase of 10% from fiscal 2005
•	Gross profit per order remained flat at $40 compared to fiscal 2005
•	New customers grew by approximately 574,000 versus the end of fiscal 2005, bringing the total customer file to approximately 2.9 million names at the end of fiscal 2006
•	Jewelry and Home categories were approximately 23% and 22% of net revenues, respectively

Gross profit margin was approximately 48.8% in the fourth quarter of fiscal 2006, compared to 47.4% in the same period last fiscal year. For the full fiscal year, gross profit margin decreased to approximately 51.2% from 52.0% in fiscal 2005. The gross margin decrease for the year was primarily due to shipping-related promotional activities in the fiscal third quarter. The Company currently intends to significantly reduce shipping promotions in the future. The Company also currently intends to seek improvements in its margins by continuing to shift its product mix to higher margin products developed by its in-house design team and sourced overseas.
Marketing expenses in the fourth quarter of fiscal 2006 were 20.9% of net revenues, compared to 22.6% in the same period last year. For the year, marketing expenses decreased to 23.2% of net revenues, from 24.1% in fiscal 2005. The Company continues to explore strategies to improve the catalog’s efficiency as a marketing tool, including changes to circulation, product assortment and creative presentation.
Fourth quarter fulfillment expenses remained flat at approximately 16.0% of net revenues from the fourth quarter of fiscal 2005. However, improved efficiencies in warehouse management and the Company’s ability to leverage fixed costs across higher net revenues led to fulfillment expenses of 14.2% of net revenues in fiscal 2006, down from 15.4% in fiscal 2005.
General and administrative expenses increased to $7.3 million in the fourth quarter of fiscal 2006 and to $21.5 million in fiscal 2006, from $5.1 million and $17.9 million, respectively, in the comparable periods last year. The year-over-year increase was primarily due to approximately $1.5 million in leadership transition costs during the fourth quarter of fiscal 2006.
As of April 2, 2006, RedEnvelope had $10.0 million in cash and short-term investments and no debt. The Company currently expects to encounter seasonal borrowing needs as it builds holiday inventory and is currently seeking a line of credit for that purpose. Inventory increased to $19.7 million at the end of fiscal 2006, compared to $14.0 million at the end of fiscal 2005, primarily as the result of recent purchases of core items. Capital expenditures for fiscal 2006 were approximately $3.1 million and the Company currently anticipates spending approximately $3.5 million in fiscal 2007.
Guidance
For fiscal 2007, RedEnvelope estimates that net revenues will grow approximately 7% to 10% from fiscal year 2006, and that the Company will achieve profitability, prior to equity compensation expenses as required by SFAS No. 123(R). Given the Company’s strategy and focus to build a strong and profitable foundation for the business in fiscal 2007, it is not at this time providing guidance for fiscal 2008 and beyond, and any previously issued guidance for those periods should not be relied upon.
Recent Developments
RedEnvelope’s board of directors has appointed Scott Galloway, former chairman and co-founder of RedEnvelope (formerly Giftworks Online, Inc.), as an additional member of the board effective June 1, 2006. Mr. Galloway served as chairman of the board from the Company’s founding in 1997 to February 2000, and as a member of the board from June 2002 to August 2004.
RedEnvelope also announced that it recently engaged WR Hambrecht + Co as its financial advisor to assist in exploring strategic alternatives to maximize shareholder value, including, but not limited to, the possible sale to, or merger of the business with, another entity offering strategic opportunities for growth. The Company further stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction and that it does not intend to disclose developments with respect to the exploration of strategic opportunities.
Conference Call
RedEnvelope, Inc. will host a conference call today, May 16, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call, which will be hosted by Ken Constable, President and Chief Executive Officer, and Polly Boe, Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website under the “About RedEnvelope” tab at www.RedEnvelope.com. The webcast will be archived online within one hour of the completion of the conference call and available for 12 months.

About RedEnvelope, Inc.
RedEnvelope, Inc. is a branded online retailer of upscale gifts, dedicated to helping its predominantly female customers celebrate and nurture their most important relationships with unique gifts and unequalled gift-giving experiences. RedEnvelope offers an extensive and fresh collection of imaginative, original gifts through its webstore, www.RedEnvelope.com.
“RedEnvelope” is a registered trademark of RedEnvelope, Inc.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: the Company may not be able to obtain a line of credit necessary to fund its operations on favorable terms or at all; marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; planned cost-control measures may fail to yield satisfactory results; vacancies and changes in key management positions and personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel, and potential disruption occasioned thereby; failure of the market to accept our new or existing products and competition relating to such products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; potential disruption and costs associated with the engagement of a financial advisor, the exploration of strategic opportunities and any transaction potentially resulting therefrom; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; potential disruption and costs resulting from proxy contests and related actions; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 3, 2005, and our Report on Form 10-Q for the period ended January 1, 2006, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Results,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.

Media Contact:	Susan Hook
RedEnvelope, Inc.
shook@redenvelope.com
(415) 512-6193

Investor Contact:	Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icrinc.com; clumpkins@icrinc.com
(310) 395-2215
- Financial Tables Follow -

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	April 2,		April 3,		April 2,		April 3,
	2006	%	2005	%	2006	%	2005	%
	(In thousands, except for per share data)

Net revenues	$22,044	100.0%	$22,199	100.0%	$113,175	100.0%	$101,418	100.0%
Cost of sales	11,296	51.2%	11,676	52.6%	55,279	48.8%	48,694	48.0%

Gross profit	10,748	48.8%	10,523	47.4%	57,896	51.2%	52,724	52.0%

Operating expenses:
Fulfillment	3,515	15.9%	3,552	16.0%	16,092	14.2%	15,631	15.4%
Marketing	4,604	20.9%	5,024	22.6%	26,284	23.2%	24,425	24.1%
General and administrative	7,254	32.9%	5,096	23.0%	21,462	19.0%	17,894	17.6%

Total operating expenses	15,373	69.7%	13,672	61.6%	63,838	56.4%	57,950	57.1%

Loss from operations	(4,625)	-21.0%	(3,149)	-14.2%	(5,942)	-5.3%	(5,226)	-5.1%
Interest income (expense), net	142	0.6%	67	0.3%	320	0.3%	73	0.0%

Net loss	$(4,483)	-20.3%	$(3,082)	-13.9%	$(5,622)	-5.0%	$(5,153)	-5.1%

Net loss per share — basic and diluted	$(0.49)		$(0.35)		$(0.62)		$(0.59)

Weighted average shares outstanding — basic and diluted	9,101		8,844		9,007		8,749

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	April 2,	April 3,
	2006	2005
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$3,277	$4,807
Short-term investments	6,762	14,356
Accounts receivable, net	1,054	992
Inventory, net	19,690	14,048
Prepaid catalog costs and other current assets	2,793	3,905

Total current assets	33,576	38,108

Property and equipment, net	7,255	7,587
Other assets	146	573

Total assets	$40,977	$46,268

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$13,829	$14,491
Capital lease obligations, current	312	579

Total current liabilities	14,141	15,070

Capital lease obligations, long-term	136	290
Other long-term liabilities	710	874

Total liabilities	14,987	16,234

Stockholders’ equity:
Common stock	94	90
Additional paid-in capital	116,739	113,831
Unearned compensation on restricted stock	(1,365)	—
Deferred compensation	(7)	(43)
Notes receivable from stockholders	(44)	(44)
Accumulated deficit	(89,427)	(83,805)
Accumulated other comprehensive income	—	5

Total stockholders’ equity	25,990	30,034

Total liabilities and stockholders’ equity	$40,977	$46,268

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Fifty-Two Weeks	Fifty-Three Weeks
	Ended	Ended
	April 2,	April 3,
	2006	2005
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(5,622)	$(5,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,119	2,820
Amortization of deferred stock compensation	503	24
Loss on disposal of property and equipment	217	61
Other non-cash charges	(29)	312
Changes in current assets and liabilities:
Accounts receivable	(62)	63
Inventory	(5,642)	(4,439)
Prepaid catalog and other assets	1,401	(2,073)
Accounts payable and accrued expenses	(1,222)	4,647

Net cash used in operating activities	(7,337)	(3,738)

Cash Flows From Investing Activities:
Maturities of short-term investments	61,664	37,459
Purchases of short-term of investments	(54,075)	(27,244)
Purchase of property and equipment	(2,367)	(4,957)

Net cash provided by investing activities	5,222	5,258

Cash Flows From Financing Activities:
Proceeds from issuance of stock	1,245	1,233
Principal payments on capital lease obligations	(660)	(599)

Net cash provided by financing activities	585	634

Net (decrease) increase in cash and cash equivalents	(1,530)	2,154
Cash and cash equivalents at beginning of period	4,807	2,653

Cash and cash equivalents at end of period	$3,277	$4,807

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